Exhibit 10.2

July 30, 2018 (Revises letter dated July 27, 2018)

Fathi Hakam

16 Fayette Circle

Ladera Ranch, CA 92694

Dear Fathi:

This letter ("Agreement") will confirm our understanding and agreement regarding your employment with Lantronix, Inc. ("Lantronix" or the "Company"), commencing August 7, 2018 ("Commencement Date").

POSITION EXCLUSIVITY:

The Company hereby agrees to employ you as its Vice President, Engineering, reporting to Jeff Benck, President and Chief Executive Officer of the Company ("CEO"). Your primary office will be located at the Lantronix corporate headquarters in Irvine, CA. During your employment with Lantronix, you will not render any services to any other person or entity, whether for compensation or otherwise, or engage in any business activities competitive with or adverse to the Company's business or welfare, whether alone, as an employee, as a partner, as a member, or as a shareholder, officer or director of any other corporation, or as a trustee, fiduciary or in any other similar representative capacity of any other entity, without the prior written consent of the CEO.

BASE SALARY:

The Company shall pay you a bi-weekly base salary of $9,615.384 ($250,000 on an annualized basis), less applicable withholdings and deductions, paid on the Company's regular bi-weekly payroll dates. Your salary will be reviewed at the time executive salaries are reviewed periodically, and the Company may in its sole discretion, adjust it to reflect Company performance, your performance, market conditions and other factors deemed relevant by the Company.

BONUS:

You will be eligible to participate in the Fiscal 2019 Lantronix Performance Bonus Plan at a rate of 40% of your base salary. For the 1st half plan period, which has a performance period of July 1, 2018 through December 31, 2018, you will participate on a pro-rated basis due to you not being an employee for the entire plan period. The 1st half bonus is typically paid in February. A full year target is $100,000. Lantronix reserves the right to change or discontinue the plan at any time.

RESTRICTED STOCK UNITS:

You will receive the following one-time restricted stock unit (RSU) grant of 100,000 shares of the Company's common stock that shall vest according to the following schedule: 25% (25,000) of the RSUs shall vest on September 30, 2019. The remaining RSUs will vest ratably each quarter for a period of 12 quarters subject to your remaining a Service Provider to the Company through such dates (as defined in the Company's 2010 Stock Plan).

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BENEFITS:

You will be eligible to participate in the employee benefit plans and programs generally available to the Company's employees, including group medical, dental, vision and life insurance, and disability benefits, subject to the terms and conditions of such plans and programs. You will be entitled to paid time off for vacation leave per our Lantronix vacation accrual schedule. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason. A summary of our benefits is included in this letter

EXPENSES:

You shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company's expense reimbursement policies and procedures, including reimbursement for economy travel on domestic flights and for international flights.

WITHHOLDING:

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

CONFIDENTIAL INFORMATION:

As an employee of Lantronix, you will have access to certain Company confidential information and you may, in the course of your employment, develop certain information or inventions, which will be the property of the Company, To protect the interests of the Company, you will be required to sign the Company's Employment, Confidential Information, and Invention Assignment Agreement as a condition of employment. We wish to impress upon you that we do not want you to bring with you any confidential or proprietary information from a previous employer or violate any obligation you may have to that employer.

NON SOLICITATION:

In consideration of the promises and covenants contained in this letter, you agree 'that for a period of one (1) year following your effective date of termination or resignation, you will not, either directly or indirectly, either on your own behalf or on behalf of any other person, recruit or solicit for hire any individual who is then employed by the Company. You acknowledge and agree that the restrictions contained in this section are reasonable and appropriate. You further acknowledge and agree that the restrictions contained in this section will not preclude you from engaging in any trade, business or profession that you are qualified to engage in.

AT-WILL EMPLOYMENT:

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

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SEVERANCE:

If your employment with the Company is terminated by you for Good Reason or by the Company without Cause within two years of the Commencement Date, then subject to your execution and non-revocation of a release of claims in a form provided by the Company, then in addition to any base salary earned through the termination date, any earned but as-yet unpaid bonuses, unpaid expense reimbursements and vested benefits to which you are entitled under the terms of any Company employee benefit plan (which compensation and benefits will be paid to you or your estate in connection with your ceasing to be employed without regard to the reason for such cessation), you will be entitled to the following:

You will be entitled to receive severance pay in a total amount equal to the sum of (i) six (6) months of your then current Base Salary, plus (ii) an amount equal to fifty percent (50%) of Bonus amounts you earned over the previous twelve (12) months (collectively, the "Severance Payment"), The Severance Payment shall be less required tax deductions and withholdings and shall be paid in a lump sum on the 53rd day following your date of termination or such later date as is required to avoid potentially adverse taxation under Internal Revenue Code Section 409A pursuant to section under the caption "Section 409A" below.

For purposes of this letter, 'Cause" shall mean: (i) gross negligence or willful misconduct in the performance of your duties to the Company; (ii) intentional and continual failure to substantially perform your reasonably assigned duties for the Company; (iii) intentional conduct that is demonstrably and materially injurious to the Company, including but not limited to committing or cooperating in an act of fraud, theft, or dishonesty against the Company; (iv) your breach of a fiduciary duty to the Company or its shareholders; (v) your conviction for, or plea of guilty or nolo contendre to, the commission of any felony or any crime involving deceit, material dishonesty, fraud, embezzlement, theft, any crime that results in or is intended to result in personal enrichment at the expense of the Company, any crime that involves the use or sale of a controlled substance, or any other offense that will adversely affect in any material respect the Company's reputation or your ability to perform your obligations or duties to the Company; or (vi) your violation of a material written policy of the Company or breach of a written agreement with Company, including but not limited to a breach of the Employment, Confidential Information, and Invention Assignment Agreement. Notwithstanding the foregoing, Cause shall not exist under (i), (ii), (iii), (iv) or (v) unless the Company provides you with written notice of the existence of one or more of the actions, conditions or events set forth above in such definition of Cause, and if such action, event or condition is curable, you fail to cure such action, event or condition within thirty (30) days after receipt of such notice.

For the sake of clarity, termination of your employment in connection with your death or disability will not be considered "termination by the Company without Cause" hereunder. For purposes of this letter, you shall be considered disabled if you have been physically or mentally unable to perform your job duties hereunder for a continuous period of at least one hundred twenty (120) days or a total of one hundred fifty (150) days during any one hundred and eighty (180) day period, and you have not recovered and returned to the full time performance of your duties within thirty (30) days after written notice is given to you by the Company following such 120 day period or 180 day period, as applicable.

For purposes of this letter, "Good Reason" shall mean your resignation within one hundred and twenty (120) days after the Company has taken any of the following actions without your express written consent: (i) a material reduction in your base salary, your target annual bonus opportunity or benefits (unless, outside of a Change in Control context, such reduction is in connection with a salary or benefit reduction program of general application at the senior level executives of the Company); (ii) a material breach by the Company of any written agreement with you, including the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this letter in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; (iii) a material adverse change in your title, duties or responsibilities (other than temporarily while you are disabled or as otherwise permitted by applicable law); or (iv) relocation of your principal workplace by more than 45 miles, which change results in a material increase in your one-way commute, Notwithstanding the foregoing, Good Reason shall not exist unless you provide the Company written notice of the existence of the one or more of the actions, conditions or events set forth above in this definition of Good Reason within ninety (90) days after the initial existence or occurrence of such action, condition or event, and if such action, event or condition is curable, the Company fails to cure such action, event or condition within thirty (30) days after its receipt of such notice.

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CONTINGENT OFFER:

This offer is contingent upon:

(a) Verification of your right to work in the United States, as demonstrated by your completion of an 1-9 form upon hire and your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization within three days of your Start Date.

(b) Satisfactory completion of a background investigation,

This offer is valid until August 3, 2018 and will be withdrawn if any of the above conditions are not satisfied.

REPRESENTATIONS:

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as noncompetition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company, If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

ARBITRATION:

To the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of its affiliates, owners, shareholders, directors, officers, employees, volunteers or agents) relating to or arising out of your employment or cessation of that employment will be submitted to final and binding arbitration as provided in Attachment A hereto.

ACCEPTANCE:

To indicate your acceptance of this offer, please initial each page, and complete and sign the At-Will Acceptance Statement.

The offer letter and attachments need to be returned via email to the Company's Vice President, Human Resources at tom.morton@lantronix.com.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately.

Very truly yours,

LANTRONIX, INC.

/s/ Jeff Benck

Jeff Benck

President & Chief Executive Officer

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At-Will Acceptance Statement

I, M. Fathi Hakam, do hereby accept the above employment offer, and agree with the terms as outlined above. I understand that there are no other terms expressed or implied. My expected start date will be August 7th, 2018.

I understand that Lantronix is an "At-Will Employer," and agree that my employment is for no definite period and may, regardless of the date of payment of wages and salary, be terminated by me or by Lantronix at any time without any previous notice. Subject to the rights under the section entitled "Severance," I also understand and agree that Lantronix may hire, fire, demote, promote, and change or alter any terms of my employment at any time.

/s/ Fathi Hakam	July 31st, 2018
Signature	Date

Nondisclosure of Former Employer's Trade Secret Information

I understand and agree that the Company expects me to respect any trade secret information of any of my former employers, business associates, or others. I agree to respect the Company's express direction to me not to disclose to the Company, its officers, or employees, any such trade secret information so long as it remains confidential. In addition, I also represent to the Company that my commencement of work for the Company does not (a) conflict with any other contractual commitments on my part to any former employer or third party, (b) result in the misappropriation of trade secrets of any former employer or third party, or (c) otherwise violate or interfere with any rights of any third party

/s/ Fathi Hakam	July 31st, 2018
Signature	Date

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ATTACHMENT A

MUTUAL AGREEMENT TO ARBITRATE

To the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company (and/or any of its affiliated, subsidiary, or related entities, owners, directors, officers, employees, volunteers or agents) relating to or arising out of this Agreement or Executive's employment (or the cessation thereof), will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the American Arbitration Association's ("AAA") Employment Arbitration Rules as the exclusive remedy for such controversy, claim or dispute, In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The Company shall pay the arbitrator's fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract (including this Agreement), torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including, but not limited to, Title Vll of the Civil Rights Act of 1964, the Americans With Disabilities Act, the California Labor Code, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other statutes or laws relating to Executive's relationship with the Company regardless of whether such dispute is initiated by Executive or the Company. Thus, this bilateral arbitration agreement fully applies to any and all claims that the Company may have against Executive, including but not limited to claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contracts, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty. However, claims for workers' compensation benefits, unemployment insurance and those arising under the National Labor Relations Act (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH YOU AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY.

This mutual arbitration agreement is to be construed as broadly as is permissible under applicable law.

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BENEFITS SUMMARY

INSURANCE:

Lantronix recognizes the need for financial protection in the event of illness or injury that may result in medical expenses, Therefore, the Company offers group insurance plans designed to meet those needs to all active regular full-time employees.

Regular full-time employees are eligible to enroll in group insurance benefits on the first of the month following their first day of employment. Based on your hire date of August 7, 2018, you will be eligible for benefits on September 1, 2018. If your start date is extended, it may affect the date you will be eligible for benefits.

Group medical, dental and prescription coverage is presently offered through Aetna. You have a choice among these medical and dental plan options: PPO and HMO (California employees only). Vision coverage is offered through VSP. The Company currently pays a significant portion of the premium, with the employee contributing the difference through a bi-weekly payroll deduction.

Lantronix has in place a FSA (Flexible Spending Account) Plan that allows pre-tax deductions for dependent care costs, eligible un-reimbursed medical expenses, and health insurance premiums.

Basic Life and Accidental Death & Dismemberment coverage is provided by Guardian Insurance at the rate of two time's annual total targeted compensation, up to a maximum $500,000. Voluntary Life insurance can be purchased by the employee. Supplemental life insurance can also be purchased by the employee to cover spouse and children.

Short-term Disability for CA residents is provided through the State. Benefit coverage is up to a maximum of 52 weeks. Benefits amount vary depending on the employee's weekly base or wage rate, Maximum benefit is $840 per week. To qualify you must be unable to perform your duties for 8 consecutive days. To claim a disability, please call 800-480-3287 for plan requirements, restrictions, and forms.

Long-term Disability is provided by Guardian Insurance and provides up to 60% of your basic monthly earnings (not to exceed $12,500) when you meet the disability requirements. Benefits can be paid out as early as 90 days after you have been declared disabled. California employees would become eligible when the state disability payments cease (typically 12 months).

PROGRAMS:

EAP

Lantronix offers an Employee Assistance Program to provide you with support when you need guidance or information regarding Management resources, Conflict management, Financial or Legal issues, Child or Dependent care, Relationship issues, Co-dependency and many other issues involving modern life.

Tuition Reimbursement

Lantronix believes in education and will reimburse employees for their efforts when a course of study is related to their job. Undergraduate and Certificate programs are reimbursed at the rate of $500 per course, up to 6 courses per calendar year. Graduate programs are reimbursed at the rate of $1,500 per course, up to 6 courses per calendar year. Employees do have to obtain approval to participate in the plan before they enroll at an Institution of higher learning in order to be eligible.

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Company Events

Lantronix offers fun themed events at least 5+ times per year. They range from taco parties to having the In-N-Out truck for lunch.

HOLIDAYS:

Lantronix offers an average of 11 paid holidays per year.

VACATION:

Vacation is accrued on a bi-weekly bases on the following schedule: two (2.0) weeks per year for the first three (3) years of service; three (3.0) weeks per year after three (3) years of service; three and one-half (3.5) weeks after five (5) years of service; four (4) weeks after eight (8) years of service; and five (5.0) weeks after ten (10) years of service. Per your discussion with Jeff, you will begin an accrual rate of 3 weeks per year.

401(K) PLAN:

Lantronix offers a 401K plan to full time employees. The Plan allows employees to contribute any whole percentage of their salary on a pre-tax basis, not to exceed the annual maximum set by the IRS. The company matches 25% of the first 6% of employee contributions, Employees are eligible to enroll in the 401K program, effective the first of the month following completion of 30 days of employment. Employees who have a 401K plan through a prior employer may rollover their funds into Lantronix Plan immediately, however, they may not begin making contributions to the Plan until their enrollment eligibility date. Lantronix reserves the right to change the plan at any time.

EMPLOYEE STOCK PURCHASE PLAN

Provides you with the opportunity to acquire Lantronix, Inc. stock at a discount through payroll deductions. 15% discount on the stock price. Potential for a discount greater than 15% if the stock price on the exercise date is greater than the stock price on the enrollment date. There are potential tax advantages if holding periods are met. Lantronix reserves the right to change the plan at any time.

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